UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2007

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 29, 2007, Smart Balance, Inc. (the “Company”) issued a press release announcing that it is separating all of its outstanding units, which trade separately from its common stock and public warrants on the NASDAQ Global Market under the symbol SMBLU. As a result of the separation of the outstanding units, the units will cease to be listed on the NASDAQ Global Market effective November 30, 2007. The Company is separating the units in order to make it easier for its shareholders to exercise their outstanding public warrants.

On October 30, 2007, the Company mailed a notice of redemption to all holders of the Company’s public warrants, which contains specific instructions on the procedure for exercising the public warrants. Each public warrant will continue to be exercisable for one share of common stock at $6.00 per share until 5:00 p.m. Eastern Time on Monday, December 3, 2007 (unless such time is properly extended by a public warrant holder in order to make a HSR Act filing). After that time, holders of the public warrants will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $.01 per public warrant.

A copy of the press release announcing the separation of the units is attached as Exhibit 99.1 and a copy of the notice of redemption sent to holders of the public warrants on October 30, 2007 is attached as Exhibit 99.2

Item 9.01	Exhibits.

(d) Exhibits.

The following exhibits are furnished pursuant to Item 7.01 hereto:

Exhibit 99.1:	Text of the Press Release of Smart Balance, Inc. issued November 29, 2007

Exhibit 99.2:	Form of the Notice of Redemption Letter dated October 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART BALANCE, INC.
(registrant)

November 29, 2007	By:	/s/ Robert S. Gluck
Robert S. Gluck
Vice Chairman and CFO